Exhibit 10.1

                                                                  EXECUTION FORM

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement"), dated as of July 23, 2003, between Diomed, Inc. (the "Purchaser"), a Delaware corporation, and Robert Min, M.D. (the "Seller"). Capitalized terms used in this Agreement without definition shall have the respective meanings given them in Article I.

         WHEREAS, the Seller is one of the named inventors of U.S. Patent No. 6,398,777 and the other and the other Patents;

         WHEREAS, the Seller has heretofore licensed the Patents to the Purchaser under the EVLT Marketing and Promotion Agreement (the "EVLT Promotion Agreement"), dated as of August 29, 2001, by and among the Purchaser, the Seller and Endovenous Laser Associates, L.L.C. (the "LLC"); and

         WHEREAS, the Seller now wishes to sell and assign to the Purchaser all of the Seller's right title and interest in and to the Patents on the terms and conditions of this Agreement pursuant to a written instrument (the "Assignment of Patents") and the Amended and Restated EVLT Promotion Agreement dated as of the date hereof by and among the Purchaser, the Seller and the LLC (the "Amended EVLT Promotion Agreement").

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         1.1 "Affiliate" of any company means any corporation which, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such company; and for the purposes of this definition "control" (including "control by" and "under common control with") as used with respect to any corporation or company, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or company, through the ownership of more than 50% of the voting shares.

         1.2 "Amended EVLT Promotion Agreement" has the meaning set forth in the third recital.

         1.3 "Ancillary Agreement" means any of the Amended EVLT Promotion Agreement, the Patents Assignment and the Stock Option Agreement.

         1.4 "Assignment of Patents" has the meaning set forth in the third recital.


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         1.5 "Calendar Quarter" means any of the respective  three-month periods occurring during the Variable Payment Term ending March 31, June 30, September 30, or December 31 in any year.

         1.6 "Cash Portion" has the meaning set forth in Section 2.2.

         1.7 "Closing" has the meaning set forth in Section 2.4

         1.8 "Closing Date" has the meaning set forth in Section 2.4.

         1.9 "Common Stock" has the meaning set forth in Section 2.2.

         1.10 "Effective Date" shall mean the date of the Agreement set forth above.

         1.11 "EVLT Fibers" shall mean optical fibers manufactured and sold independent of EVLT Kits by Diomed utilizing unique fiber design components of the fiber described in patent application known as U.S. Patent Application No.
85.70.75122 dated June 16, 2001, and any letters patent issued upon said patent application.

         1.12 "EVLT Kits" shall mean disposable accessories packaged as a single unit containing at least two or more of the following: an optical fiber, percutaneous needle, guide wire, introducer sheath and/or other components that may be included as packaged accessories, sold for the purpose of providing endovenous laser treatment using the Technology; PROVIDED, that sales of raw optical fiber not sold in EVLT Kits shall not be included in the term "EVLT Kits."

         1.13 "EVLT Lasers" shall mean the 15 watt, 810nm Diomed Diode EVLT Laser, or any equivalent system developed or substituted in the future for Licensee's endovenous laser treatment (EVLT(TM)) products using the Technology, the unauthorized use of which would infringe any of the Patents (whether or not any of the Patents are in effect in the jurisdiction in which the sale occurs); PROVIDED, that replacement parts or services for EVLT Lasers (including extended warranties) shall not be deemed to be "EVLT Lasers."

         1.14 "EVLT Promotion Agreement" has the meaning set forth in the second recital.

         1.15 "Equity Financing" has the meaning set forth in Section 2.2.

         1.16 "Improvement" shall mean any improvement, invention, enhancement, development, modification or variation, whether or not patentable, in or to the Technology, which is developed by Seller, whether now known to Seller or developed by Seller after the Closing Date.

         1.17 "Know-how" shall have its usual meaning and includes any scientific and business information, test results, data, studies, formulations, formulation techniques, delivery methods, application techniques, and the like which are not generally known by others, and which provide the possessor with a competitive advantage.



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

         1.18 "LLC" has the meaning set forth in the second recital.

         1.19 "Licensee" shall mean any person or entity that licenses from Purchaser or any of Purchaser's Affiliates any of the rights in the Patents granted to the Purchaser by the Seller under this Agreement and the Assignment of Patents.

         1.20 "Net Sales" shall mean the actual gross receipts derived by the Purchaser, its Successors, and Affiliates at any time, but not Licensees, from the sale or lease or other transfer of EVLT Lasers, EVLT Kits and EVLT Fibers after the Closing to any person other than any Affiliate of the Purchaser or the Seller, the LLC or any Affiliate of the Seller or the LLC, less, in each case:

              (a) transportation and insurance charges;

              (b) allowances actually paid and granted;

              (c) trade, quantity, cash, promotional or other discounts and brokers' or agents commissions, if any allowed and paid by Purchaser to independent parties in arms-length transactions;

              (d) credits or allowances made or given on account of rejects, returns or retroactive price reductions;

              (e) any tax or governmental charge on the sale, transportation, use, or delivery of products paid by the Purchaser and not recovered from the purchaser;

              (f) sales commissions payable by the Purchaser to its independent and direct sales representatives arising from the sale of EVLT Lasers, EVLT Kits and/or EVLT Fibers; and

              (g) for the avoidance of doubt, sales or transfers of EVLT Lasers, EVLT Fibers and/or EVLT Kits to potential customers or to independent sales representatives for demonstration purposes shall not be deemed to generate Net Sales.

         1.21 "OEM Sale" shall mean any sale of EVLT Lasers, EVLT Fibers and/or EVLT Kits by the Purchaser to a purchaser under an agreement where the EVLT Lasers, EVLT Fibers and/or EVLT Kits are delivered without the Purchaser's logo and the purchaser has the right to separately brand the EVLT Lasers, EVLT Fibers and/or EVLT Kits under the purchaser's own name.

         1.22 "Patents" shall mean U.S. Patent No. 6,389,777 and the other Patents listed on Schedule I, both foreign and domestic, as well as all continuations, continuations-in-part, divisionals, reexaminations, reissues and extensions thereof.

         1.23 "Pay-out Amount" has the meaning set forth in Section 3.11(b).

         1.24 "Pay-out Notice" has the meaning set forth in Section 3.11(b).

         1.25 "Purchaser" has the meaning set forth in the preamble.



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

         1.26 "Quarter" shall mean each of the three-month periods occurring during the Variable Payment Term and ending on March 31, June 30, September 30 and December 31; PROVIDED, that if the Closing Date occurs on a date other than the first day of a Quarter, the initial Quarter shall be the period commencing on the Closing Date and ending on the last day of the Quarter in which the Closing Date occurs.

         1.27 "Seller" has the meaning set forth in the preamble.

         1.28 "Stock Incentive Plan" means the 2003 Omnibus Incentive Plan of Diomed Holdings, Inc., as amended from time to time.

         1.29 "Stock Option Agreement" has the meaning set forth in Section 2.2.

         1.30 "Technology" shall mean all intellectual property including Patents, Know-how, and copyrights owned or licensed to or to be owned or licensed by the Seller which pertain to discoveries and inventions or other developments pertaining to the Endovenous EVLT Laser Device and Treatment of Varicose Veins.

         1.31 "Total of Payments"  means,  determined as of any date, the sum of
(i) the Cash Portion, (ii) the Stock Options, valued as of the Closing date applying the Black-Scholes option valuation method (or other comparable method),
(iii) the Variable Payments paid to the Seller as of the date of determination and (iv) all amounts, if any, paid to the Seller as of the date of determination (whether by the Purchaser, Purchaser's Affiliates or any third party) pursuant to Section 5.4(d).

         1.32 "United States" shall mean the United States of America, it commonwealths and possessions.

         1.33 "Variable Payment Term" shall mean the period commencing on the Closing Date and ending on the effective date of the termination of this Agreement pursuant to Section 7.2.

         1.34 "Variable Payments" has the meaning set forth in Article III.


                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 PURCHASE AND SALE. (a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Seller will sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, free and clear of all Liens, all of the Seller's right, title and interest in, to and under the Patents.

              (b) The assignment of the Patents pursuant to this Section 2.1 includes any and all Improvements that are extant as of the Closing Date, and any and all Improvements which the Seller may develop after the Closing Date during the Variable Payment Term.



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

         2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") of the Purchased Assets shall be (a) $500,000 in cash (the "Cash Portion"), (b) an agreement (the "Stock Option Agreement"), substantially in the form of EXHIBIT A, granting to the Seller non-qualified stock options to purchase up to 800,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Diomed Holdings, Inc. ("Holdings"), a Delaware corporation and the parent company of the Purchaser (the "Stock Options") granted under the Stock Incentive Plan of Holdings and (c) the Variable Payments to be paid from time to time by Purchaser to Seller as set forth in Article III. The Stock Options shall be exercisable for a period of ten (10) years after the date of grant, and shall have an exercise price per share of Common Stock equal to the lesser of the following:

                           (i) $0.32 (that being the per share  closing price of
                  the Common  Stock on the American  Stock  Exchange on June 11,
                  2003);

                           (ii) the  closing  price of the  Common  Stock on the
                  American   Stock  Exchange  on  the  Effective  Date  of  this
                  Agreement;

                           (iii) the  closing  price of the  Common  Sock on the
                  American Stock Exchange on the Closing Date; and

                           (iii) the purchase price of the shares of Common Stock (or securities constituting common stock equivalents, expressed on an as-converted into Common Stock basis) issued by Holdings in an equity financing transaction, which may be comprised of one or a series of issuances, resulting in aggregate gross proceeds to Holdings of not less than $8,000,000 (the "Equity Financing"), to occur prior to the Closing.

         2.3 CLOSING DELIVERIES. At the Closing:

              (a) The Purchaser shall pay the Cash Portion to the Purchaser and shall deliver to the Purchaser an executed counterpart of the Stock Option Agreement in the form of EXHIBIT A.

              (b) The Seller shall sell and deliver to the Purchaser an executed counterpart and the Stock Option Agreement and of the Assignment of Patents in the form of EXHIBIT B.

              (c) The Purchaser and the Seller and the LLC shall deliver an executed counterpart of the Amended EVLT Promotion Agreement in the form of EXHIBIT C.

         2.4 CLOSING DATE. The consummation of the purchase and sale of the Patents (the "Closing") shall be held at 10:00 a.m. at the offices of the Purchaser's counsel, McGuireWoods LLP, 9 West 57th Street, Suite 1620, New York, New York 10019, on the business day immediately after the Equity Financing is consummated, subject to satisfaction of the conditions set forth in Section 2.7 (the "Closing Date"), but in no event later than September 15, 2003.



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

         2.5 REPRESENTATIONS AND WARRANTIES OF THE SELLER. To induce the Purchaser to enter into this Agreement, to purchase the Purchased Assets and to perform its other obligations under this Agreement, the Seller represent and warrant to the Purchaser as follows:

              (a) The Seller has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and the each of the Ancillary Agreements to which he is a party and to perform fully his respective obligations hereunder and thereunder.

              (b) Neither the execution and delivery of this Agreement and each of the Ancillary Agreements by the Seller nor the performance by the Seller of the transactions contemplated hereby or thereby will violate, result in the creation or imposition of any Lien in or upon any of the Patents under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Seller is a party or by which it or any the Patents may be bound or affected.

              (c) The Assignment of Patents is a valid and binding obligation of the Seller, enforceable in accordance with its terms, and will effectively vest in the Purchaser good, valid and marketable title to all of Seller's undivided interest in the Patents as of the respective issuance dates thereof, free and clear of all Liens.

         2.6 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. To induce the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

              (a)  The  Purchaser  is a  duly  organized  and  validly  existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted.

              (b) Neither the execution and delivery of this Agreement nor the performance by Parent and the Purchaser of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the Certificate of Incorporation or By-laws (or other governing documents) of the Purchaser; (ii) violate any Law applicable to the Purchaser; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any Judgment to which the Purchaser is a party, except in each case to the extent such matter would not materially impair or delay, or reasonably could be expected to materially impair or delay, the ability of the Purchaser to consummate the transactions contemplated by this' Agreement or to perform its obligations under this Agreement.

              (c) The Purchaser has the full legal right and power required to enter into, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. This Agreement, and each of the Ancillary Agreements to which it is a party, has been duly executed and delivered by the Purchaser, and, assuming this Agreement and each of the Ancillary Agreements to which it is a party constitutes a valid and binding



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

obligation of the Seller, constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         2.7 CONDITIONS PRECEDENT TO THE CLOSING.

              (a) The obligations of the Purchaser to perform its obligations under this Agreement at the Closing are subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which may be waived by the Purchaser:

                  (i)      Holdings shall have consummated the Equity Financing;

                  (ii) the Purchaser and the Seller shall have executed and delivered the Amended EVLT Promotion Agreement;

                  (iii) the Seller shall have executed and delivered the Assignment of Patents;

                  (iv) Holdings shall have caused the Stock Incentive Plan to be amended as follows: (1) Section 1 ("Purpose") shall be expanded to provide for grants of options to consultants where such grants are in the best interests, and further the business of, Diomed and its subsidiaries, (2) Section 2(u) ("Definitions") shall be expanded to include consultants in the definition of "Participant", and (3) Section 5(a) ("Stock Options") shall be revised to provide that the exercise price may be less than 100 percent of the Fair Market Value on the Date of Grant if the Company expressly so agrees in writing on or prior to the Date of Grant; and

                  (v) the representations and warranties of the Seller set forth in Section 2.5 shall be true and correct as of the time of the Closing.

              (b) The obligations of the Seller to perform its obligations under this Agreement at the Closing are subject to the fulfillment prior to or at the Closing Date, of the following conditions, any one or more of which may be waived by the Seller:

                  (i)      Holdings shall have consummated the Equity Financing;

                  (ii) the Purchaser and the Seller shall have executed and delivered the Amended EVLT Promotion Agreement;

                  (iii) the Purchaser shall have executed and delivered the Stock Option Agreement;

                  (iv) the Purchaser shall have paid the Cash Portion of the Purchase Price to the Seller; and



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

                  (v) the representations and warranties of the Purchaser set forth in Section 2.6 shall be true and correct as of the time of the Closing.


                                  ARTICLE III
              VARIABLE PAYMENT PROVISIONS AND REPORTING OBLIGATIONS

         In addition to the payment of the Cash Portion and grant of Stock Options at the Closing, as further consideration for the rights assigned by the Seller to the Purchaser under this Agreement, during the Variable Payment Term, Purchaser will make the payments set forth in this Article III to the Seller (the "Variable Payments") within forty five (45) days after the end of the Calendar Quarter in which the Variable Payments accrue. For the avoidance of doubt, all Variable Payments shall be paid by the Purchaser, whether such Variable Payments arise from Net Sales of the Purchaser or the Purchasers Affiliates or from revenue received by the Purchaser or the Purchaser's Affiliates from Licensees.

         3.1 Subject to Section 3.5, Purchaser or Purchaser's Affiliates shall pay the Seller Variable Payments equal to [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of Net Sales of EVLT Lasers, EVLT Kits and EVLT Fibers sold for delivery worldwide where patent protection does not exist.

         3.2 Subject to Section 3.5, Purchaser or Purchaser's Affiliates shall pay to the Seller Variable Payments equal to [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of Net Sales of EVLT Lasers, EVLT Kist and EVLT Fibers sold for delivery worldwide where patent protection exists.

         3.3 Subject to Section 3.5, for OEM Sales of EVLT Lasers, EVLT Kits and EVLT Fibers, Purchaser or Purchaser's Affiliates shall pay the Seller Variable Payments equal to [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of applicable Net Sales.

         3.4 Purchaser or Purchaser's Affiliates shall pay the Seller Variable Payments equal to [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of all revenues (exclusive of revenue from royalties on sales of EVLT Lasers, EVLT Kits and EVLT Fibers made by Licensees) received by Purchaser or Purchaser's Affiliates in the form of advances against royalties and any other "lump sum" payments made by Licensees for the right to License the Technology from Purchaser, and Purchaser or Purchaser's Affiliates shall pay the Seller Variable Payments equal to [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of all revenues received by Purchaser or Purchaser's Affiliates in the form of royalties on sales of EVLT Lasers, EVLT Fibers and EVLT Kits made by Licensees.



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

         3.5 After such time during the Variable Payment Term as the Total of Payments equals [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], the Variable Payment percentage rates stated above in Sections 3.1 through 3.3 shall be reduced to [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], beginning as of the first day of the Calendar Quarter in which such amounts have been cumulatively paid. Notwithstanding the foregoing, to the extent that any EVLT Lasers sold are lasers intended both for endovenous laser treatment or other leg vein treatments and for one or more other uses, then the amount of Net Sales on which Variable Payments shall be determined shall be the list price charged by the Purchaser, Purchaser's Affiliate or Licensee, as the case may be, for an EVLT Laser intended solely for endovenous laser treatment.

         3.6 Subject to restrictions on disclosure or other covenants regarding confidentiality which may be applicable, the Purchaser shall furnish to the Seller copies of all license agreements with Licensees (and any amendments or modifications thereof) in due course after the execution thereof. The Purchaser shall, within sixty (60) days after each Calendar Quarter of each year during the Variable Payment Term, deliver to the Seller true and accurate reports pertaining to Net Sales and revenue from its Affiliates and all Licensees which shall include at least the following information:

              (a) with respect to the Purchaser's and Purchaser's Affiliates' Net Sales:

                  (i) the identity of each model or part number of EVLT Lasers, EVLT Fibers and EVLT Kits sold;

                  (ii) the number of EVLT Lasers, EVLT Fibers and EVLT Kits (by model or part number) sold;

                  (iii) Net Sales inside the United States and outside the United States, delineated as to those EVLT Lasers and EVLT Kits sold by the Purchaser on a branded and OEM basis, and Net Sales inside the United States and outside the United States by all Licensees, for each model or part number of EVLT Lasers, EVLT Fibers and EVLT Kits identified in (a) above;

                  (iv) any and all deductions from Net Sales made by the Purchaser or Purchaser's Affiliates, as the case may be, itemized by deduction and amount; and

                  (v) total Variable Payments payable to the Seller from the Purchaser's and its Affiliates' Net Sales; and

              (b) with respect to revenues from Licensees (excluding the Purchaser's or its Affiliates' distributors, which shall be included in reports under clause (i), above):



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

                  (i) names and addresses of all Licensees of the Purchaser and Purchaser's Affiliates;

                  (ii)     "lump sum" payment income received from Licensees;

                  (iii)    royalty income received from Licensees;

                  (iv)     The Seller's  percentage share of revenue received by
                           the  Purchaser  and   Purchaser's   Affiliates   from
                           Licensees; and

                  (v) Total Variable Payments payable to the Seller from revenue from Licensees.

         3.7 With each report submitted under Section 3.6 of this Agreement, the Purchaser shall pay to the Seller the Variable Payments due and payable under Sections 3.1 through 3.5. If no Variable Payments are due, the Purchaser shall so report in the report provided under Section 3.6; PROVIDED, that with respect to sales of EVLT Lasers made other than in the United States to third parties through Licensees, distributors and sales agents where the Purchaser or the Purchaser's Affiliate, as the case may be, does not know the intended use of the product sold, the Purchaser or such Affiliate shall report such sales in the Quarter in which the Purchaser or such Affiliate actually is made aware of the intended use of the product sold, but in no event later than the Quarter following the Quarter during which such sale occurs.

         3.8 The Seller shall have the right to audit the books and records of the Purchaser and the Purchaser's Affiliates, but only to the extent that such books and records relate to the transactions contemplated under this Agreement. In addition to any other sums that may be owing to the Seller as a result of such audit, the Purchaser and the Purchaser's Affiliates shall be responsible for the cost of such audit in the event a discrepancy of five percent (5%) or more is documented by the Seller's auditor.

         3.9 (a) All Variable Payments due to the Seller based on sales in countries outside the United States shall accrue in the currency of the country in which the sales are invoiced. For purposes of this Agreement, sales in countries outside of the United States shall mean sales to persons where the EVLT Lasers, EVLT Fibers or EVLT Kits are shipped to the purchaser for use in a location outside of the United States, regardless of the place the sale actually occurs or is deemed to have occurred for any other purpose. Payments to the Seller of Variable Payments for foreign sales shall be calculated on the basis of currency exchange rates in effect as of the date of the Purchaser's actual collection of the underlying proceeds of foreign sales. The Purchaser shall utilize its best efforts to effect U.S. Dollar or U.K Sterling transfers with respect to such Variable Payments. However, the Purchaser will not be responsible for any loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. Dollars.

              (b) Whenever currency regulations of a country in which sales are made prohibit the deposit or payment of Variable Payments to the Seller or its nominee, no Variable Payment shall accrue or be due and payable by the Purchaser or the Purchaser's Affiliate with respect to such sales for so long as such restrictions prevail.

         3.10 The  Variable  Payments  shall be payable as set forth in Sections
3.1 through 3.5 during the Variable Payment Term regardless of whether the Amended EVLT Promotion Agreement is in effect and regardless of whether the Seller is engaged in the practice of medicine.

         3.11 (a) The Purchaser shall use commercially reasonable efforts to actively market and sell EVLT Lasers, EVLT Fibers and EVLT Kits during the Variable Payment Term, consistent with the practices of the medical device industry in the United States.

              (b) Notwithstanding the foregoing, and subject to Section 3.11(c), the Purchaser may elect to offer for sale or otherwise distribute products which may compete with or be used as a substitute for EVLT Lasers, EVLT Fibers and EVLT Kits on the condition that if the Purchaser commercially launches or distributes any product for closing varicose veins in the leg using technology other than the Technology, then at the time of such launch or the commencement of such distribution, the Purchaser shall within five (5) business days provide written notice to Seller (a "Pay-out Notice"), which Pay-out Notice shall contain an irrevocable offer by Purchaser to pay to the Seller in a lump sum in cash an amount (the "Pay-out Amount"), if any, equal to [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. Purchaser agrees to meet with Seller after it gives Seller a Pay-out Notice and to provide information concerning the nature of its competing or substitute products and Purchaser's plans for the continuing commercialization of the EVLT Lasers, EVLT Fibers and EVLT Kits. Within thirty (30) days of its receipt of a Pay-out Notice as aforesaid, Seller shall have the option of accepting Purchaser's offer and receiving the Pay-out Amount by delivering to the Purchaser written notice of acceptance, whereupon the Purchaser shall pay the Pay-out Amount to the Seller within five (5) business days. If the Seller accepts the Purchaser's offer, upon payment of the Pay-out Amount, the Seller shall no longer be entitled to receive any Variable Payments, and the Seller may not thereafter terminate this Agreement due to any breach or alleged breach by the Purchaser of any of its obligations under this Agreement or seek or bring any proceeding to obtain any further amounts arising in connection with this Agreement or the transactions contemplated by this Agreement. If the Seller does not accept the Purchaser's offer to receive the Pay-out Amount within such thirty (30) day period, then the Seller shall continue to receive Variable Payments in accordance with the terms of this Agreement and the Purchaser's and Seller's respective rights and obligations under this Agreement shall be unchanged.

              (c) If, as a result of an acquisition, merger, consolidation, change of control, purchase of assets or other business combination transaction with any other person, the Purchaser is offering for sale or is otherwise distributing products which compete with or are used as a substitute for EVLT Lasers, EVLT Fibers and EVLT Kits and the sale or other distribution of competing or substitute products was part of the pre-existing business of such other person, then the Purchaser shall not be obligated to provide the Seller with a Pay-out

Notice if the Purchaser has divested or discontinued the sale or other distribution of such competing or substitute products within nine (9) months after the effective date of such business combination transaction. If the Purchaser has not divested or discontinued the sale or other distribution of such competing or substitute products within such nine (9) month period, then the Purchaser shall deliver a Pay-out Notice within five (5) business days after the end of such nine (9) month period and the other provisions of Section 3(b) shall be applicable.

         3.12 The Purchaser shall pay interest at the rate of five percent (5%) per annum on any Variable Payments or portions thereof that remain unpaid after the applicable due date thereof set forth in this Article III (including any amounts which are determined to have been underpaid pursuant to Section 3.8), such interest to accrue commencing on the due date therefor and continuing through the day immediately preceding the date such Variable Payments are remitted to Seller.


                                   ARTICLE IV
                            AMENDMENT AND RESTATEMENT
                         OF THE EVLT PROMOTION AGREEMENT

         4.1 Effective upon the Closing, with no further action of the Purchaser or the Seller, the EVLT Promotion Agreement shall be amended and restated in full as set forth in the Amended EVLT Promotion Agreement.

         4.2 If the Closing does not occur on or prior to September 15, 2003, the EVLT Promotion Agreement shall remain in full force and effect without amendment or restatement.

                                   ARTICLE V
                        PATENT PROSECUTION AND LITIGATION

         5.1 The Purchaser shall be solely responsible for patent prosecution, foreign patent filing and patent maintenance of the Patents, all of which shall be paid for by the Purchaser. The Seller agrees to do all such further acts and execute all such further applications, documents and instruments relating to the Patents and the prosecution and maintenance thereof as the Purchaser may from time to time require or request in order to make and prosecute Patent applications and to obtain, perfect, provide evidence or protect the Patents and the Purchaser's rights hereunder. In furtherance of the foregoing, the Seller hereby exclusively appoints the Purchaser to execute such applications, documents and instruments in the Seller's name and on its behalf as its duly authorized agent and attorney-in-fact and this appointment shall be deemed to be a power coupled with an interest and shall be irrevocable during the Variable Payment Term. Seller's acts in furtherance of the forgoing shall be at Purchaser's sole cost and expense, subject to Seller's indemnification obligation under Section 6.2 to the extent applicable.

         5.2 The Seller agrees to cooperate with the Purchaser's efforts to prosecute and maintain the Patents, and to provide such assistance as the Purchaser reasonably requests in furtherance of the Purchaser's efforts to prosecute and maintain such Patents, subject to reimbursement of the Seller's reasonable expenses by the Purchaser, with a maximum daily rate of $2,000, plus reasonable travel expenses, if any.

         5.3 If any action alleging invalidity or non-infringement of any of the Patents is brought by a third party against the Seller, then the Seller shall provide notice thereof as set forth below, and the Purchaser shall have the right to intervene and take over the sole defense of the action and assert claims on behalf of the Seller and the Purchaser at its own expense, subject to the Seller's indemnification obligation under Section 6.2. The Seller shall provide the Purchaser written notice of any such claim, proceeding or suit as promptly as practicable but in no event later than fifteen
(15) days after the Seller's receipt of notice thereof.

         5.4 (a) The Seller shall promptly inform the Purchaser of any act by a third party which it believes is an infringement or similar violation of any of the Purchaser's rights under the Patents after the Seller discovers facts or circumstances which suggests to the Seller that any such infringement may have occurred, be occurring or will occur.

              (b) The Purchaser will have the sole right to determine whether to pursue its legal remedies against any purported third party infringer, including the right to settle and/or litigate the matter with the third party infringer.

              (c) If the Purchaser chooses to enforce any Patent against a third party infringer or to otherwise pursue legal recourse against a third party infringer, the Purchaser will be responsible for all costs and expenses in connection with the enforcement proceeding. Any monetary recovery (whether by settlement, award or judgment) as a result of an infringement claim or counterclaim by the Purchaser against a third party shall be allocated as set forth in Section 5.4(d). The Seller consents to being joined to the action as an interested party, and will, at the Purchaser's expense of no more than $2,000 per day plus reasonable travel expenses, cooperate in all respects and, to the extent possible, have the Seller's representatives and employees testify when requested. The Seller shall also maintain during the Variable Payment Term and make available upon the Purchaser's request to the Purchaser and the Purchaser's attorneys and other appropriate representatives all relevant records, papers, information samples, and the like pertaining to the Technology and the Patents.

              (d) If Purchaser chooses to enforce any Patent against a third party infringer, by commencement and maintenance of an infringement action or other action seeking to enforce its rights under any of the Patent, Purchaser shall pay all patent litigation costs. Any monetary recovery (whether by settlement, award or judgment) received by Purchaser as a result of an infringement claim or counterclaim by Purchaser against a third party shall be allocated as follows:

                  FIRST, to Purchaser until an amount equal to all patent litigation costs, together with interest thereon at an annual rate equal to the prime rate, as published in THE WALL STREET JOURNAL, as of the date of determination, plus 200 basis points, has been recouped in full; and

                  SECOND, as to all amounts of any such monetary recovery that are allocable on the basis of date of sale or other transfer to the period of time up to and through the Closing Date, [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of such amounts shall be retained by Purchaser; and

                  THIRD, as to all amounts of any such monetary recovery that are allocable on the basis of date of sale or other transfer to the period of time after the Closing Date, such amounts shall be paid to Seller and Purchaser, respectively, as if any such amount that is a fixed amount were a lump sum payment from a Licensee and as if any future royalties or similar contingent payments constituting part of the recovery or settlement were royalties from a Licensee, all as provided in
                  Section 3.4.


                                   ARTICLE VI
                            SURVIVAL; INDEMNIFICATION

         6.1 SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each agreement in this Agreement shall survive the Closing without limitation as to time until fully performed and each representation and warranty in this Agreement or in the Exhibits, Schedules or certificates delivered pursuant to this Agreement shall survive the Closing for a without limitation as to time.

         6.2 INDEMNIFICATION BY THE SELLER. From and after the Closing Date, the Seller will indemnify, hold harmless and defend, the Purchaser and its Affiliates (and their respective directors, officers, agents and employees, successors and assigns) (each, a "PURCHASER INDEMNIFIED PARTY") in accordance with the provisions of this Article VI from and against:

                  (i) any and all Damages incurred and actually paid by any of them arising out of, relating to or based upon any inaccuracy in, or breach of, any of the representations or warranties, covenants or agreements of the Seller or the LLC contained in or incorporated into this Agreement or in the Schedules hereto; and

                  (ii) any cost incurred and actually paid by the Purchaser in connection with the enforcement of this Agreement or the EVLT Promotion Agreement.

The right of the Purchaser Indemnified Parties to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons. Seller's indemnification obligation as set forth above shall be limited to the aggregate amount of the Purchase Price paid to seller through the date of the indemnified claim. For purposes of the foregoing, the value of the Stock Options shall be determined as of the Closing Date using the Black-Scholes option valuation method (or other comparable method).

         6.3 PURCHASER'S INDEMNITY. From and after the Closing Date, the Purchaser will indemnify, hold harmless and defend the Seller from and against;

                  (i) any and all Damages incurred by the Seller arising out of, relating to or based upon any inaccuracy in, or breach of, any of the representations or warranties, covenants or agreements of the Purchaser contained in or incorporated into this Agreement or in certificates delivered pursuant to this Agreement; and

                  (ii)     any Cost  incurred by the Seller in  connection  with
                           the   enforcement  of  this  Agreement  or  the  EVLT
                           Promotion Agreement.

The rights of the Seller to be identified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of such persons.

         6.4 METHOD OF  ASSERTING  CLAIMS.  The party  making a claim under this
Article 5 is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article 5 is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article 5 shall be asserted and resolved as follows:

              (a) Whenever an Indemnified Party becomes aware of a claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder, the Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim, identifying the representation or warranty on which such claim is based, the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); provided, that any failure to give a Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. If the basis of such claim is a claim or demand by a third party, the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to such Indemnified Party.

              (b) Whenever any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

         6.5 GENERAL PROVISIONS. The following general provisions shall apply to any claim for indemnification under this Article VI:

              (a) The amount of any claim subject to indemnification shall be determined after taking into account the present value of any tax benefits (net of tax detriments) accruing to the Indemnified Party or any Affiliate as a result of such claim.

              (b) Except as otherwise set forth in this Section 6.5(b), with respect to any breach, violation or nonfulfillment of or default in the performance of any representation, warranty or covenant of this Agreement for which a right to claim indemnification is provided in this Article VI, after the Closing a claim or an action under and pursuant to the terms, conditions and limitations of this Article VI shall be the sole and exclusive right and remedy of the Purchaser and the Seller, and neither the Purchaser nor the Seller shall have any other claim, cause of action, right, or remedy for such breach, violation, non-fulfillment or default against the other based upon this Agreement, any provision of any securities or other statute, law, rule or regulation or based upon any other cause of action arising at law or in equity; provided, that if for any reason a court of competent jurisdiction shall refuse to enforce this provision, and shall permit the Purchaser or the Seller to assert any action based other than upon the right to claim indemnification as provided in this Article VI, the Purchaser and the Seller agree that the amount of such other claim shall be subject to and limited by the provisions of this
Article VI. The provisions of this Section 6.5(b) shall not preclude the prosecution of any action or proceeding based on fraud that, if found to exist, would be sufficient to give rise to the right of rescission with respect to the transactions contemplated by this Agreement.

         6.6 RIGHT OF OFFSET. If and to the extent that any of the Seller is obligated to indemnify, defend and hold the Purchaser harmless pursuant to
Section 6.2, the Purchaser may, at its sole election, satisfy all or part of any such obligation of the Seller by offsetting any amounts due to the Purchaser from the Seller against any amounts due to such Seller from the Purchaser under this Agreement or under the EVLT Promotion Agreement.



                                  ARTICLE VII
                            TERMINATION OF AGREEMENT

         7.1 TERMINATION PRIOR TO CLOSING. This Agreement may be terminated at any time after the Effective Date and prior to the Closing as follows:

              (a) by mutual written consent of the Purchaser and the Seller; or

              (b) by the Purchaser, on the one hand, or by the Seller, on the other hand, by written notice to the other party hereto, if the Closing shall not have occurred on or prior to the close of business on September 15, 2003 (unless such delay has been caused by a breach of this Agreement by the party seeking such termination).

         7.2 TERMINATION AFTER CLOSING DATE. This Agreement may be terminated at any time after the Closing Date as follows:

              (a) by the Seller if the Purchaser shall fail to make timely payment of any part of the Purchase Price and such payment is not thereafter made to Seller within sixty (60) days after the date when Seller provides to Purchaser written notice of non-payment in accordance with Section 8.3; or

              (b) automatically and without any notice or action by either party upon the effective date of the time when the last of the Patents shall have expired or been held invalid by a court of proper jurisdiction, which holding is not or cannot be further appealed.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 EXPENSES. Each of the parties to this Agreement shall pay his own expenses (including, without limitation, attorney's and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby; PROVIDED, that the Purchaser shall pay to the Seller all reasonable costs and expenses, including attorney fees, incurred by Seller if Seller prevails in legal proceedings against Purchaser brought by Seller to obtain payment of any Variable Payments.

         8.2 FURTHER ASSURANCES. At any time and from time to time after the Closing Date at the request of the Purchaser, and without further consideration, the Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as the Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign the Patents to the Purchaser and to assist the Purchaser in exercising all rights with respect thereto. The parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are conditions precedent to the Closing.

         8.3 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person or sent by facsimile transmission (if clearly received in full) or (b) three business days following the mailing thereof, if sent by prepaid air courier or certified or express mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 8.3):

                  If to the Seller:

                  Dr. Robert Min
                  c/o Endovenous Laser Associates, L.L.C.
                  416 East 55th Street
                  New York, NY  10022

                  With a copy to:

                  Olshan, Grundman, Frome, Rosenzweig & Wolosky LLP 505 Park Avenue
                  New York, New York  10022
                  Attn:  Randy Friedberg, Esq.

                  If to the Purchaser:

                  Diomed, Inc.
                  One Dundee Park
                  Andover, Massachusetts  01810
                  Attention:

                  With a copy to:

                  McGuireWoods LLP
                  Suite 1620
                  9 West 57th Street
                  New York, New York  10166
                  Attention: William A. Newman, Esq.

         8.4 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Purchaser and the Seller, except as may be required by applicable law or the rules and regulations of the U.S. Securities and Exchange Commission or the American Stock Exchange.

         8.5 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto; PROVIDED, that the provisions of Paragraph 4 under "Other Terms" and Paragraphs 1 and 2 under "Standstill Agreement" under that certain Term Sheet signed by the parties and dated June 11, 2003 shall survive and not be superceded by this Agreement.

         8.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         8.7 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof

         8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

         8.9 JURISDICTION. Each of the Purchaser and each of the Seller hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of any state or federal court located within the County of New York, State of New York, in connection with any, actions, suits or proceedings arising out of or relating to this Agreement, the Amended EVLT Promotion Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby. Each of the Purchaser and the Seller hereby waives any objection to venue in such jurisdiction, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected as provided by Section 8.3, or to their respective attorneys at their respective addresses set forth in Section 8.3 by recognized overnight express service.

         8.10 BINDING EFFECT, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by Seller, by operation of law or otherwise, without the prior written consent of the Purchaser, law and any other purported assignment shall be null and void. This Agreement is assignable by Purchaser without the prior written consent of the Seller; PROVIDED that if this Agreement is assigned by Purchaser by agreement with an assignee, such assignee shall acknowledge in writing its assumption of the Purchaser's obligations hereunder.

         8.11 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         8.12 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         8.13 EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         8.14 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         8.15 CERTAIN TAX MATTERS. The Seller and the Purchaser agree that the Assignment of the Patents contemplated hereunder constitutes a transfer of all substantial rights to the patents and pursuant to Section 1245 of the Internal Revenue code of 1986, as amended (the "Code") shall be considered the sale or exchange of a capital asset held for more than one year and not a license. The Seller and Purchaser agree to neither shall take any position on any tax return inconsistent with the foregoing with respect to the payments contemplated hereunder, including, without limitation, the Cash Portion of the Purchase Price, the Stock Options granted to the Seller pursuant to the Stock Option Agreement and the Variable Payments, the value of which shall be treated by the Purchaser as the purchase price of the Patents. In no event shall the Purchaser treat the Stock Options as compensatory options subject to Section 83 of the Code.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 PURCHASER

                                 DIOMED, INC.


                                 By: /s/ James A. Wylie, Jr.
                                    ---------------------------------------
                                    Name: James A. Wylie, Jr.
                                    Title: President and Chief Executive Officer


                                 SELLER

                                 /s/ Robert J. Min, M.D.
                                 -------------------------------------------
                                 Name: Robert J. Min, M.D.

                              SCHEDULE I -- PATENTS

              [SUBJECT TO REVIEW AND UPDATE AT THE TIME OF CLOSING]


US  Patent No. 6,398,777

WO Patent No. 200044296

AU  Patent No. 200029753

EP   Patent No.  1156751

                                                                       EXHIBIT A

                  Form of Non-Qualified Stock Option Agreement

                               [DIOMED LETTERHEAD]

_________ ____, 2003
[Closing Date to be inserted]

Robert J. Min, M.D.
c/o Endovenous Laser Associates, L.L.C.
416 East 55th Street
New York, NY  10022

Dear Dr. Min:

         Pursuant to the Purchase Agreement between you and Diomed, Inc. dated July 23, 2003 (the "Purchase Agreement"), Diomed Holdings, Inc. (the "Company") hereby grants to you non-qualified stock options to purchase shares of the Company's Common Stock as set forth below.

         The grant of this option is made pursuant to the Diomed Holdings, Inc. Omnibus Incentive Plan (the "Plan"). The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control. Notwithstanding the foregoing, in the case of a conflict between the Plan and the Purchase Agreement, the Purchase Agreement shall control.

         Now, therefore, in consideration of the foregoing and the mutual covenants hereinafter set forth:

                  1. NON-QUALIFIED STOCK OPTION. The Company hereby grants you a non-qualified stock option ("NSO") to purchase from the Company up to 800,000 shares of Company Common Stock at a price of $_____ per share. [Exercise price to be inserted once it is determined] The Date of Grant is _____________ ___, 2003. [Closing Date to be inserted]

                  2. ENTITLEMENT TO EXERCISE THE NSO. The grant of the NSO is subject to the following terms and conditions:

                           (a) The NSO is 100% vested and, subject to the terms and conditions set forth herein, fully exercisable at all times until the expiration of the NSO.

                           (b) The NSO may be exercised with respect to all or any part of the shares of Company Stock covered hereby at any time prior to the expiration of ten
                           (10) years from the Date of Grant.

                  3. METHOD OF EXERCISE & PAYMENT UNDER NSO. You may exercise the vested portion of the NSO in whole or in part, by giving written notice to the Company which shall state the election to exercise the NSO and the number of shares of Company Stock with respect to which the NSO is being exercised. The written notice shall be signed by the person exercising the NSO, shall be delivered to the Corporate Secretary of the Company at the Company's principal executive office, indicating the method of exercise.

         You may exercise the NSO by either of the following methods: (i) by payment of the exercise price in cash or by check, (ii) provided that at the time of exercise the Common Stock is publicly traded, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six months) or that you did not acquire, directly or indirectly, from the Company, that are owned free and clear of all liens, claims, encumbrances or security interests, and that are valued at the fair market value thereof on the date of exercise (as defined in the Plan) or (iii) provided that at the time of exercise the Common Stock is publicly traded, you may elect to receive upon such exercise the "Net Number" of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):

                  Net Number = (A X B) - (A X C)
                               -----------------
                                       B

                  For purposes of the foregoing formula:

                  A= the total number of shares of Common Stock with respect to which this NSO is then being exercised.

                  B= the closing bid Price of the Common Stock on the date of exercise of the NSO.

                  C= the exercise price then in effect for the shares of Common Stock as to which this NSO is then being exercised.

                  4. ADJUSTMENTS. If the number of outstanding shares of Company Stock is increased or decreased as a result of one or more stock splits, reverse stock splits, stock dividends, recapitalizations, mergers, share exchange acquisitions, combinations or reclassifications, the number of shares with respect to which you have an unexercised NSO and the NSO price shall be appropriately adjusted as provided in the Plan.

                  5. DELIVERY OF CERTIFICATE. The Company may delay delivery of the certificate for shares purchased pursuant to the exercise of an NSO until (i) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law regulation that the Company's counsel shall determine as necessary or advisable, and (ii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. As a condition of exercising the NSO, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.

                                       Diomed Holdings, Inc.
                                       -------------------------------------
                                       Name:
                                       Title:

                                                                       EXHIBIT B

                             ASSIGNMENT OF INVENTION



         WHEREAS, I, Robert J. Min, M.D., have invented certain new and useful improvements in Patent No. US 6,398,777 entitled "Endolaser Laser Device and Treatment of Varicose Veins" for which a patent application has been executed.

         AND WHEREAS, Diomed, Inc., having a principal place of business in Andover, Massachusetts, referred to as Assignee, is desirous of acquiring our interest in said invention and in any Letters Patent which may be granted therefor.

         NOW THIS INDENTURE WITNESSETH, That for a valuable consideration, the receipt of which is hereby acknowledged, I hereby assign, sell and transfer unto the said assignee, my entire right, title and interest in and to inventions disclosed in said application and in and to any Letters Patent of the United States and in and to any Letters Patent or Inventor's Certificates of any and all foreign countries which may be granted therefor, and in and to any and all priority and/or Convention rights or benefits accruing or to accrue to us with respect to the filing or securing of patents in the United States and/or securing of patents or inventor's certificates in any and all countries foreign thereto.

         AND I hereby grant to assignee the right to apply in its own name for patents or inventor's certificates corresponding to the above invention in countries foreign to the United States.

         AND I hereby further agree to sign and properly execute such necessary and lawful papers for application for foreign patents and inventor's certificates for filing applications for United States, foreign patents and inventor's certificates for subdivisions of any applications for patent or inventor's certificate and/or for obtaining any reissue or reissues of any Letters Patent which may be granted for our aforesaid invention and to perform such further acts as may be required to carry out the intent of this agreement as the assignee thereof shall hereafter require and prepare at assignee's expense.

         WITNESSETH, my hand this _____ day of August, 2003.


                                             /s/ Robert J. Min, M.D.
                                             ------------------------------
                                             Robert J. Min, M.D.

STATE OF ____________________
                                            )ss:
COUNTY OF __________________


         On  this  ____  day  of  ____________________,  2003,  before  me  came
_____________________, to me known to be the individual(s) described in and who executed the foregoing instrument, and acknowledged to me that he executed the same.



                                         ----------------------------
                                         Notary Public

                                 [LOGO] DIOMED

                                                                       EXHIBIT C

           AMENDED AND RESTATED EVLT MARKETING AND PROMOTION AGREEMENT

         AMENDED AND RESTATED EVLT MARKETING AND PROMOTION AGREEMENT entered into as of ____________ ____, 2003 between Diomed, Inc., a Delaware corporation having its principal offices at 1 Dundee Park, Andover, MA 01810 ("Diomed"), Dr. Robert Min of New York, New York (the "Doctor"), and Endovenous Laser Associates, L.L.C., a New York limited liability company with a principal office at 416 East 55th Street, New York, New York 10022 (the "LLC").

                                    RECITALS

         WHEREAS,   Diomed  is  in  the  business  of   developing,   marketing,
manufacturing and selling laser systems for medical applications;

         WHEREAS, the Doctor is a named co-inventor and co-owner under a process patent, U.S. Patent No. 6,398,777, entitled "Endovascular Laser Device and Treatment of Varicose Veins" (the "Process Patent Rights");

         WHEREAS, the Doctor is the named inventor under a patent application covering design and function of optical fibers, filed by Diomed, application number 85.70.75122 15 June 2001, entitled medical laser device (such patent application, together with all inventions, discoveries or improvements authored, conceived, developed, reduced to practice, or otherwise obtained by the Doctor that are referenced therein are referred to collectively as the "Fiber Patent");

         WHEREAS, pursuant to the Marketing and Promotion Agreement dated as of August 29, 2001 (the "2001 Agreement"), the Doctor granted to Diomed a nonexclusive license to use of the Process Patent Rights and assigned to Diomed all rights he had or may have had in the Fiber Patent;

         WHEREAS, the Doctor is trained and knowledgeable in the use of lasers for the endovenous treatment of varicose veins;

         WHEREAS, for the purposes of the 2001 Agreement and this Agreement, EVLT(R) is defined as any internal varicose vein treatment performed with a laser and an optical fiber ("EVLT") (EVLT(R) being a Diomed trademark);

         WHEREAS, the Doctor has formed a single member LLC for the purpose of conducting the activities contemplated by the 2001 Agreement and this Agreement;

         WHEREAS, Diomed markets and sell lasers, optical fibers and procedure kits worldwide, including lasers and optical fibers for use in EVLT where regulatory approval is required and has been obtained, including the Unites States, where Diomed has obtained U.S. Food and Drug Administration Clearance for the use of its lasers to perform EVLT;

                                 [LOGO] DIOMED

         WHEREAS, as contemplated by the 2001 Agreement, the Doctor, acting through the LLC, has trained other physicians in the use of the Diomed lasers and optical fibers for EVLT and has otherwise promoted the use of the Diomed lasers and optical fibers for EVLT, and wishes to continue to do so pursuant to this Agreement, all as more specifically set forth in this Agreement;

         WHEREAS, under the 2001 Agreement, Diomed engaged the Doctor, acting through his LLC, to help maximize Diomed's sales worldwide of lasers and optical fibers for EVLT and the Doctor and the LLC have provided assistance to Diomed in connection with the marketing and promotion of the lasers and optical fibers for EVLT, all on the terms and conditions set forth in the 2001 Agreement; herein set forth;

         WHEREAS, pursuant to the Purchase Agreement dated as of the date hereof between the Doctor and Diomed (the "Purchase Agreement"), the Doctor assigned all his right, title and interest in and to the Process Patent Rights to Diomed in an assignment instrument (the "Assignment"); and

         WHEREAS, the Doctor and the LLC, on the one hand, and Diomed, on the other hand, wish to amend and restate the terms of the 2001 Agreement to reflect their relationship going forward following the Patent Assignment, as specifically set forth in this Agreement.

NOW, THEREFORE, good and valuable consideration being extant, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

I.       MARKETING OBLIGATIONS OF THE PARTIES

                  1.1 COVENANT TO PROMOTE THE PRODUCT FOR EVLT. Subject to the terms and conditions of this Agreement, Diomed, the Doctor and the LLC shall work together and use their respective commercially reasonable best efforts to promote the use of the Diomed lasers for EVLT throughout the world during the Term (as hereinafter defined).

                  1.2 EXCLUSIVE PROMOTION. The Doctor and the LLC each agrees that, during the Term (and thereafter as provided in Section 5.4), he and it shall not actively promote to third parties any product for EVLT other than Diomed lasers, optical fibers and associated EVLT kits.

                  1.3 PATENT RIGHTS.


                  1.3.1 The Doctor and the LLC hereby acknowledge and agree that pursuant to the Purchase Agreement and the Assignment, Diomed has acquired from the Doctor all of the Doctor's undivided right, title and interest in and to the Process Patent Rights. The Doctor and the LLC further covenant that they shall not become a party to any agreement or arrangement (written or oral) with any other co-inventor of the Process Patent Rights or any third party that would adversely affect the rights of Diomed under the Assignment or the other rights granted to Diomed hereunder.

                  1.3.2 The Doctor and the LLC hereby acknowledge and agree that pursuant to the 2001 Agreement, the Doctor assigned, granted, conveyed and transfered to Diomed any and all right, title and interest he had or may have had in and to the Fiber Patent, and that this Agreement does not

                                 [LOGO] DIOMED

                           affect such assignment or the other obligations of the Doctor to Diomed in respect of the Fiber Patent. Specifically, the Doctor will continue to, from time to time, execute and deliver to Diomed such documentation and take such other reasonable action, at Diomed's expense, which Diomed may request in order to effectively carry out this Section and invest in Diomed the Fiber Patent and title thereto. The Doctor will assist Diomed in every proper way (but at Diomed's expense) to obtain and from time to time enforce rights with respect to the Fiber Patent in any and all countries, and will execute all documents reasonably necessary or appropriate for this purpose. The Doctor further acknowledges and agrees that in the event that Diomed is unable for any reason whatsoever to secure the Doctor's consent to any document reasonably necessary or appropriate for any of the foregoing purposes, (including renewals, extensions, continuations, divisions or continuations in part), the Doctor hereby irrevocably designate and appoint Diomed and its duly authorized officers and agents, as his exclusive agents and attorneys-in-fact to act for and on his behalf and instead of him, for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by him.

                  1.3.3 The Doctor and the LLC hereby acknowledge that "EVLT" is a trademark of Diomed, and that neither the Doctor nor the LLC has any rights therein.

II.      DUTIES OF THE DOCTOR

         Subject to the terms and conditions of this Agreement, during the Term:

                  2.1 EVLT TRAINING OF OTHER PHYSICIANS. The Doctor, acting through the LLC, agrees to use his best efforts to personally train other qualified physicians, as set forth in EXHIBIT B, and identified and approved by the President or the Director of Marketing of Diomed in the use of Diomed lasers for EVLT. The Doctor will provide Diomed with a certification in the form attached hereto as EXHIBIT A when each physician's training is complete.

                  2.2 PROMOTIONAL ACTIVITIES. The Doctor, acting through the LLC, will use his commercially reasonable best efforts to perform the promotional activities set forth in EXHIBIT B, as EXHIBIT B may be amended from time to time by written consent of Diomed and the Doctor.

                  2.3 CONFIDENTIALITY. The Doctor and the LLC each acknowledge that information about product sales to be provided by Diomed to the Doctor and the LLC hereunder and any other information provided to the Doctor or the LLC and designated as confidential by Diomed at the time of disclosure constitute confidential and proprietary information of Diomed and the Doctor and the LLC each agree that he and it will not use such information except in furtherance of the purposes of this Agreement

                                 [LOGO] DIOMED

         and will hold such information in strict confidence. The obligations of the Doctor and the LLC under this Section 2.3 shall be limited to a period of three years from the date of expiration or earlier termination of this Agreement. Neither the Doctor nor the LLC shall have any obligation of confidentiality with respect to any information
         (a) in the public domain, other than by a breach of this Section 2.3 by either of them, (b) rightfully received from a third party without any obligation of confidentiality, or (c) generally made available to third parties by Diomed without restriction on disclosure.

                  2.4 PERSONAL OBLIGATION. Notwithstanding the Doctor's use of the LLC to hold patent rights (prior to giving effect to the Assignment (in the case of the Process Patent Rights) and the assignment of the Fiber Patent under the 2001 Agreement (in the case of the Fiber Patent)) and to provide services under this Agreement, all obligations of the Doctor and the LLC under this Agreement shall be joint and several and such obligations may be fully enforced by Diomed against either the Doctor or the LLC should the other party breach this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the total liability of the Doctor and/or the LLC for damages arising out of the 2001 Agreement and this Agreement exceed the aggregate amount of consideration received by the Doctor and/or the LLC (whether in cash, or exercised options or shares of capital stock) under the 2001 Agreement and this Agreement (it being understood that such limitation on liability for damages shall not limit Diomed's ability to seek injunctive or other equitable relief against either the Doctor or the LLC in the event the Doctor breaches his obligations under Sections 1.2, 1.3.1, 1.3.2, 1.3.3 or 2.3).

III.     OBLIGATIONS OF DIOMED

         Subject to the terms and conditions of this Agreement, during the Term, Diomed agrees as follows:

                  3.1 PAYMENT FOR TRAINING. Within thirty (30) days of receipt of certification in the form of Exhibit A from the Doctor that training of physicians pursuant to Section 2.1 has been completed, Diomed will pay the LLC [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] for each such approved training session per licensed physician. Within thirty (30) days of submission of receipts, Diomed will reimburse up to [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] for foreign travel and
         [*CONFIDENTIAL   MATERIAL   OMITTED  AND  FILED   SEPARATELY  WITH  THE
         SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] for domestic travel for pre-approved lectures/workshops where discussion or presentation on EVLT is on the agenda.

                  3.2 PRODUCT OPTIONS. For each EVLT Laser (as defined in the Purchase Agreement) sold by Diomed beginning on the Effective Date and ending November 15, 2005, Diomed will grant to the LLC under the Plan an option (a "Product Option") to purchase twenty five (25) shares of Common Stock of Diomed up to an aggregate maximum of 180,000 shares (which number is inclusive of shares subject to options granted under the 2001 Agreement). For purposes of the foregoing, EVLT Lasers shall be considered "sold" on the date when Diomed has received payment in full for such EVLT Lasers. The Product Options shall be granted as of the end of each calendar quarter in which EVLT Lasers were sold (subject to adjustment for returns and uncollected accounts) and shall be fully vested on grant. The Product Options issued hereunder shall be subject to the same terms as the Product Options issued under Section
         3.6 of the 2001 Agreement.

IV.      INTENTIONALLY OMITTED

V.       TERM AND TERMINATION

                  5.1 TERM. The Agreement shall be effective as of the date first set forth above (the "Effective Date") and shall automatically terminate upon the termination of the Purchase Agreement (whether by expiration or earlier termination of the Purchase Agreement in accordance with the terms of the Purchase Agreement), unless earlier terminated as provided under this Article V (the period from the Effective Date until termination of this Agreement being referred to herein as the "Term").

                  5.2 TERMINATION FOR BREACH. Diomed, on the one hand, and the Doctor (on behalf of himself and the LLC), on the other, may terminate this Agreement if the other defaults in the performance of any material agreement, condition or covenant in this Agreement and this default is not remedied within sixty (60) days after written demand to remedy the same has been given to the other party. For purposes of this Section 5.2, failure by the Doctor to perform his agreed-upon duties as set forth in EXHIBIT B shall constitute a breach of this Agreement. Upon termination for default, the non-defaulting party shall be free to pursue any and all remedies available to him or it. No remedy is intended to be exclusive and each remedy shall be cumulative.

                  5.3 TERMINATION UPON DEATH OR DISCONTINUATION OF MEDICAL PRACTICE OF THE DOCTOR; TERMINATION DUE TO INSUFFICIENT SALES ACTIVITY.

                  5.3.1 This Agreement shall automatically terminate upon the death of the Doctor.

                  5.3.2 Diomed, on the one hand, and the Doctor (on behalf of himself and the LLC), on the other hand, may terminate this Agreement if the practice of medicine ceases to be the Doctor's primary professional activity. If Diomed terminates this Agreement for the foregoing reason, then, notwithstanding such termination, Diomed's obligation to provide Product Options pursuant to Section 3.2 of this Agreement shall survive the termination of this Agreement for so long as the Purchase Agreement remains in full force and effect.

                                 [LOGO] DIOMED

                  5.3.3 The Doctor (on behalf of himself and the LLC) may terminate this Agreement by giving not less than thirty (30) days prior written notice to Diomed if in the preceding fiscal year Diomed has sold less than [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] EVLT Lasers and [*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] EVLT Kits (as such terms are defined in the Purchase Agreement).

                  5.4 SURVIVAL OF CERTAIN TERMS OF THIS AGREEMENT. Sections 2.3, 6.2, 6.3 7.7 and 7.8 shall survive termination of this Agreement and the Purchase Agreement, and Section 3.2 of this Agreement shall survive the termination of this Agreement under Section 5.3.2, if applicable.

                  5.5 SURVIVAL OF PURCHASE AGREEMENT AND ASSIGNMENT ON TERMINATION. The termination of this Agreement shall not have the effect of terminating the Purchase Agreement, which may only be terminated in accordance with the terms of the Purchase Agreement. Accordingly, the obligations of the parties under the Purchase Agreement, including without limitation Diomed's obligation to make certain Variable Payments and provide certain informational reports to the Doctor and the LLC in accordance with the provisions of the Purchase Agreement, shall remain in full force and effect notwithstanding the termination of this Agreement. In addition, the termination of this Agreement and/or the termination of the Purchase Agreement shall not affect the assignment of the Fiber Patent to Diomed under the 2001 Agreement or the Assignment under the Purchase Agreement, both of which shall remain in full force and effect.

VI.      REPRESENTATIONS, WARRANTS AND INDEMNIFICATION

                  6.1 AUTHORITY AND ENFORCEMENT. Each party to this Agreement warrants that he or it has full right, power and authority to enter into this Agreement and to perform the covenants and agreements contemplated hereby, that this Agreement has been duly executed and delivered by him or it and that the Agreement is enforceable against him or it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other creditors' rights generally and the availability of equitable remedies, including specific performance.

                  6.2 PATENT RIGHTS. The Doctor and the LLC represent and warrant that (i) the Doctor is a named and actual co-inventor of the Process Patent Rights, (ii) the Doctor has provided Diomed with an accurate and complete copy of all written documents relating to the Process Patent Rights that are in his possession or control and a written summary of all other agreements and arrangements (whether written or oral)

                                 [LOGO] DIOMED

         relating to the Process  Patent Rights of which he has  knowledge,  and
         (iii) neither the Doctor nor the LLC is a party to any agreement or arrangement (whether written or oral) with any other co-inventor of the Process Patent Rights or any third party that would prohibit the Doctor from granting the license to the Process Patent Rights granted hereunder or require the approval or consent of any other co-inventor or any third party to the grant of such license. The Doctor and the LLC further represent and warrant that the Doctor is the inventor of the Fiber Patent and that he had the right to grant the rights to the Fiber Patent under the 2001 Agreement. The Doctor and the LLC agree to indemnify and hold Diomed harmless from any liability, loss or cost (including reasonable attorney's fees) arising out of or resulting from any breach of any representation or warranty in this Section 6.2, subject to the limitation of liability set forth in Section 6.3.

                  6.3 LIMITATION ON LIABILITY. EXCEPT AS SPECIFICALLY PROVIDED HEREIN AND IN ANY WARRANTY DELIVERED WITH THE PRODUCT, DIOMED GIVES NO WARRANTIES WHATSOEVER WITH RESPECT TO THE PRODUCT INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL DIOMED ON THE ONE HAND OR THE DOCTOR AND/OR THE LLC ON THE OTHER BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES THAT THE OTHER MAY SUFFER DIRECTLY OR INDIRECTLY AS A RESULT OF THE SALE OF THE PRODUCT FOR EVLT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL THE TOTAL LIABILITY OF THE DOCTOR AND/OR THE LLC FOR DAMAGES ARISING OUT OF THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT OF CONSIDERATION RECEIVED BY THE DOCTOR AND/OR THE LLC (WHETHER IN CASH, OR EXERCISED OPTIONS OR SHARES OF CAPITAL STOCK) UNDER THIS AGREEMENT

VII.     MISCELLANEOUS

                  7.1 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and to their respective successors, personal representatives, executors or assigns. Neither this Agreement nor any part of it shall be assignable by the Doctor or the LLC to any third party. Diomed may assign this Agreement to a parent, subsidiary or other affiliate and to any party that acquires the EVLT business from Diomed, provided that such assignee assumes the obligations of Diomed hereunder and under the Purchase Agreement in a written instrument delivered to the Doctor and the LLC.

                  7.2 NOTICES. Unless otherwise agreed in writing, all notices, requests and other communications pursuant to this Agreement shall be in writing and addressed as follows:

                                 [LOGO] DIOMED

                                    If to Diomed:

                                    Diomed, Inc.
                                    1 Dundee Park
                                    Andover, MA 01810
                                    Attn: James A. Wylie, Jr.

                                    If to the Doctor or the LLC:

                                    Endovenous Laser Associates, L.L.C.
                                    416 East 55/th/ Street New York, N.Y. 10022
                                    Attn: Robert Min, M.D.

           Any notice or other communication under this Agreement shall be deemed to be sufficiently given if made in writing addressed as above and delivered (a) by hand or by recognized overnight delivery service, (b) by first class registered or certified mail, return receipt requested, or (c) by facsimile or electronic mail (with a confirmation copy dispatched as provided in subsection (a) or (b) above). Notice shall be deemed to have been given upon delivery if delivered under subsection (a) or (c) and at the expiration of five
           (5) business days after the date on which a notice is posted under subsection (b).

                  7.3 ENTIRE AGREEMENT. This Agreement, together with the Exhibits attached hereto, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any other agreement or understanding, written or oral, that the parties heretofore may have had with respect thereto, PROVIDED, that the provisions of Paragraph 4 under "Other Terms" and Paragraphs 1 and 2 under "Standstill Agreement" under that certain Term Sheet signed by the parties and dated June 11, 2003 shall survive and not be superceded by this Agreement.

                  7.4 AMENDMENT. No amendment or other variation of this Agreement will be binding unless duly executed by an instrument in writing signed by the parties hereto.

                  7.5 NO WAIVER. Failure by any party to enforce the performance of any of the provisions of this Agreement against another party shall neither constitute a waiver by it or him of its or his rights hereunder nor affect the validity of this Agreement in any way. Any waiver by a party hereto of a breach of this Agreement on the part of another party shall not constitute a precedent as to any subsequent breach on the part of such other party.

                  7.6 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                                 [LOGO] DIOMED


                  7.7 APPLICABLE LAW. This Agreement shall be governed by the internal laws of the State of New York without regards to conflicts of law principles.

                  7.8 DISPUTE RESOLUTION. Any dispute that may arise between the parties in connection with or arising out of this Agreement shall exclusively be subject to legal proceedings as set forth in Section 8.9 of the Purchase Agreement.

                  7.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

                  7.10 HEADINGS. The headings in this Agreement are inserted for convenience only and shall not be used to interpret this Agreement or for any other purpose.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  DIOMED, INC.


                                  By:
                                     ----------------------------------------
                                  James A. Wylie, Jr.
                                  President and Chief Executive Officer





                                  -------------------------------
                                  Robert Min


                                  ENDOVENOUS LASER ASSOCIATES, L.L.C.


                                  By:
                                     ----------------------------
                                  Name:
                                  Title:

                                                                       EXHIBIT A

                  CERTIFICATION OF COMPLETION OF EVLT TRAINING

                            EVLT TRAINING CERTIFICATE


                        This document certifies that Dr.


                             Street: City:
                             ZIP, State: Phone:
                             e-mail:


has successfully completed a one day training session on performing an EVLT procedure.


         The Training was performed by Dr. Robert J. Min of Endovenous Laser Associates, L.L.C., a New York limited liability company, at the following location:

                          Street:
                          City:
                          ZIP, State:
                          Phone:
                          e-mail:


         We thank you for your participation



         This certificate merely certifies that the above named physician has completed the training session described above, and does not certify that such physician possesses any particular level of skill, competency or experience with respect to an EVLT procedure.

                                                                       EXHIBIT B
                                DUTIES OF DR. MIN


To train between 8 and 12 doctors per calendar year, subject to availability.

If requested by Diomed, to speak and lecture on the use of the Product for EVLT at a minimum of two major medical meetings each year, at least one of which shall be in an international forum.

To be available to answer questions from Diomed personnel related to EVLT for up to five (5) hours per month during normal working hours as agreed upon by the parties and further agrees to devote up to three (3) hours per month to providing e-mail support with respect to EVLT as requested by Diomed.